UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): May 3, 2006

Hanger Orthopedic Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices (zip code))

301-986-0701
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

        Hanger Orthopedic Group, Inc. (“Hanger”) or (the “Company”) has entered into an agreement, dated as of May 3, 2006 (the “Agreement”), with Lehman Brothers Inc. and Citigroup Global Markets Inc. (the “Initial Purchasers”) and Ares Corporate Opportunities Fund, L.P. (“Ares”), a private equity fund, pursuant to which Hanger will sell to the Initial Purchasers, who will immediately resell to Ares, 50,000 shares of Hanger’s Series A Convertible Preferred Stock (“Convertible Preferred Stock”), which will have a $50 million aggregate principal liquidation preference, or $1,000 per share.

        The issuance and sale of the Convertible Preferred Stock is conditioned upon Hanger’s entry into new revolving credit and term loan facilities, and issuance and sale of new senior notes, as well as other customary conditions. Under the terms of the Agreement, the Company will receive proceeds of $49 million from the sale of the Convertible Preferred Stock after deducting the fees and commissions of Ares and the Initial Purchasers. Hanger plans to use the net proceeds from the proposed sales of senior notes and Convertible Preferred Stock and from the new credit facility to repay in full and refinance its existing credit facilities, refinance its outstanding 10 3/8% Senior Notes due 2009 and 11 ¼% Senior Subordinated Notes due 2009 and redeem its outstanding 7% Redeemable Preferred Stock.

        Beginning on the 61st day after the date of original issuance, the Convertible Preferred Stock will be convertible at any time, in whole or in part, at the option of the holder into shares of Hanger’s common stock (a “Holder Conversion”) at a conversion price of $7.56 per share (the “Holder Conversion Price”). Hanger has the right to force the conversion of all (but not less than all) of the outstanding Convertible Preferred Stock into common stock, subject to obtaining prior approval of Hanger’s stockholders, at a conversion price per share equal to the sum of (i) $6.45, plus (ii) an amount equal to all dividends paid by Hanger on each share of Convertible Preferred Stock prior to such conversion, divided by 133 (i.e., the number of shares of common stock receivable upon a Holder Conversion of a share of Convertible Preferred Stock) (the “Forced Conversion Price”). Notwithstanding the above, the Forced Conversion Price will not exceed the Holder Conversion Price.

        The Convertible Preferred Stock will be entitled to cumulative dividends, accruing at an annual rate of 3.33%, payable quarterly in cash. The Company may elect to defer the payment of dividends otherwise payable in cash, and the amount of any deferred dividends will be added to the stated value of the related Convertible Preferred Stock. Upon liquidation of the Company or upon Holder Conversion, accrued but unpaid dividends, including deferred dividends are payable, at the Holder’s option, in cash or shares of Common Stock (at the Holder Conversion Price). Upon a Forced Conversion, accrued but unpaid dividends are payable only in shares of Common Stock (at the Forced Conversion Price). Upon the occurrence of certain events during the first five years following issuance of the Convertible Preferred Stock, including a change in control, certain registered public offerings of securities, the Company’s liquidation, and the average of the closing prices of the Company’s common stock during any 20 trading day period exceeding 200% of the Forced Conversion Price, all dividends that would be payable during such period will accelerate.

        The holders of the Convertible Preferred Stock will be entitled to vote on all matters on which holders of common stock are entitled to vote and, in that connection, are entitled to the number of votes equal to the number of shares of common stock into which their shares of Convertible Preferred Stock are convertible upon a Holder Conversion. Except as otherwise required, the holders of the Convertible Preferred Stock will vote together as a single class on all matters submitted to a vote of stockholders.

        The Agreement provides that so long as Ares owns at least 30% of the Convertible Preferred Stock (or common stock equal to 30% of the number of shares of common stock into which the Convertible Preferred Stock is convertible) (the “Minimum Equity Investment”), the Company will not take certain actions without Aries’ prior approval, including certain actions related to: (i) liquidation of the Company, (ii) repurchases, redemptions and cash dividends on the Company’s common stock, (iii) acquisitions by the Company in excess of $50 million per year, (iv) mergers and certain other change of control events (subject to a customary fiduciary duty exception), (v) corporate existence, (vi) the incurrence of certain debt, and (vii) creation of certain liens, and (viii) entering into any agreement with respect to the foregoing.

        The Agreement also provides that, for so long as Ares holds not less than the Minimum Equity Investment, it will have the right to designate one director for election to Hanger’s board of directors and to appoint one board observer. Finally, the Agreement provides that so long as Ares holds not less than the Minimum Equity Investment, it will have the first right to offer to purchase equity-related securities to be sold by Hanger in any private placement or privately negotiated transaction and to participate in any such sale.

        Finally, the Agreement requires that Hanger enter into a registration rights agreement with the holders of the Convertible Preferred Stock providing shelf, demand and piggy-back registration rights with respect to the resale of the shares of common stock issuable upon conversion of the Convertible Preferred Stock.

Item 3.02.      Unregistered Sales of Equity Securities

        Reference is made to Item 1.01 above for information relating an agreement entered into by the Company providing for the proposed unregistered sale of Convertible Preferred Stock, which is being offered in reliance upon the private offering exemption from registration provided by Section 4(2) of the Securities Act of 1933.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ George E. McHenry George E. McHenry Executive Vice President and Chief Financial Officer

Dated: May 5, 2006

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